UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2011

PRIVATEBANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34066	36-3681151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

120 S. LaSalle St. Suite 400 Chicago, Illinois		60603
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (312) 564-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02	RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On January 25, 2011, PrivateBancorp, Inc. (the “Company”) announced its earnings results for the fourth quarter ended December 31, 2010. Attached as Exhibit 99.1 is a copy of the press release relating to the Company’s earnings results, which is incorporated herein by reference. Certain supplemental information relating to non-GAAP financial measures reported in the attached press release is explained on page 22 of Exhibit 99.1.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On January 21, 2011, the Compensation Committee of the Company approved the funding of a pool for annual bonuses for employees, including executive officers, which amount is accrued for in the Company’s reported 2010 results. The funding level was based on corporate performance relative to certain target levels for metrics related to credit quality, efficiency ratio, client deposit levels and net income available to common stockholders which were established in the first quarter of 2010 under the 2010 corporate incentive plan. Based on performance achieved, the Committee determined it was appropriate to fund the pool at approximately 70% of the aggregate target funding under that plan notwithstanding that net income available to common stockholders fell below the original funding threshold for the plan.

The portion of the bonus pool, if any, to be allocated to individual executive officers will be determined by the Committee in its discretion in the first quarter of 2011 taking into account the pool funding level and individual performance factors tied primarily to business unit performance and personal performance against individual goals.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit	Description
99.1	Fourth Quarter 2010 Earnings Release dated January 25, 2011 (intended to be deemed furnished with the Commission rather than filed pursuant to General Instruction B.2. to Form 8-K)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIVATEBANCORP, INC.

Dated: January 25, 2011	By:	/s/ Kevin M. Killips
Kevin M. Killips Chief Financial Officer

INDEX TO EXHIBITS

Exhibit	Description

99.1	Fourth Quarter 2010 Earnings Release dated January 25, 2011